TULTEX INTERNATIONAL, INC.
BYLAWS

ARTICLE I.

MEETINGS OF SHAREHOLDERS.

     1.1 PLACES OF MEETINGS. All meetings of the shareholders shall be held at such place, either within or without the State of Virginia, as from time to time may be fixed by the Board of Directors.

     1.2 ANNUAL MEETING. The annual meeting of the shareholders, for the election of Directors and transaction of such other business as may come before the meeting, shall be held in each year on the third Thursday in March, or such other day each year that the Board of Directors may specify.

     1.3 SPECIAL MEETINGS. A special meeting of the shareholders for any purpose may be called at any time by the Chairman of the Board or the President, or by a majority of the Board of Directors. At a special meeting, not business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

     1.4 NOTICE OF MEETINGS. Written or printed notice stating the place, day and hour of every meeting of the shareholders and, in case of a special meeting, the purposes for which the meeting is called, shall be mailed not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at such meeting, at his address which appears in the share transfer books of the Corporation. Such further notice shall be given as may be required by law, but meetings may be held without notice if all the shareholders entitled to vote at the meeting are present in person or by proxy or if notice is waived in writing by those not present, either before or after the meeting.

     1.5 QUORUM. Any number of shareholders together holding at least a majority of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business.

     1.6 VOTING. At any meeting of the shareholders each shareholder of a class entitled to vote on any matter coming before the meeting shall, as to such matter, have one vote, in person or by proxy, for each share of capital stock of such class standing in his name of the books of the Corporation.

ARTICLE II

DIRECTORS.

     2.1 GENERAL POWERS. The property, affairs and business of the Corporation shall be managed by the Board of Directors, and, except as otherwise expressly provided by law, the Articles of Incorporation or these Bylaws, all of the powers of the Corporation shall be vested in such Board.

     2.2 NUMBER OF DIRECTORS. The number of Directors constituting the Board of Directors shall be four.

     2.3  ELECTION AND REMOVAL OF DIRECTORS: QUORUM.
               (a) Directors shall be elected at each annual meeting of shareholders to succeed those Directors whose terms have expired and to fill any vacancies then existing.
               (b) Directors shall hold their offices for terms of one year and until their successors are elected. Any Director may be removed from office at a meeting called expressly for that purpose by the vote of shareholders holding a majority of the shares entitled to vote at an election of Directors.
               (c) Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board, and the term of office of any Director so elected shall expire on the date fixed for the expiration of the term of office of the Directors to which such Director was so elected.
               (d) A majority of the number of Directors elected and serving at the time of any meeting shall constitute a quorum for the transaction of business. v The act of a majority of Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. Less than a quorum may adjourn any meeting.

     2.4 MEETINGS OF DIRECTORS. An annual meeting of the Board of Directors shall be held as soon as practicable after the adjournment of the annual meeting of shareholders at such place as the Board may designate. Other meetings of the Board of Directors shall be held at places within or without the State of Virginia and at times fixed by resolution of the Board, or upon call of the Chairman of the Board, the President or any two of the Directors. The Secretary or officer performing the Secretary's duties shall give not less than 24 hours' notice by letter, telegraph or telephone (or in person) of all meetings of the Board of Directors, provided that notice need not be given of the annual meeting or of regular meetings held at times and places fixed by resolution of the Board. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. The notice of meetings of the Board need not state the purpose of the meeting.

ARTICLE III

OFFICERS

     3.1 ELECTION OF OFFICERS: TERMS. The officers of the Corporation shall consist of a President, a Vice President, a Secretary and a Treasurer. Other officers, including a Chairman of the Board, and assistant and subordinate officers, may from time to time be elected by the Board of Directors. All officers shall hold office until the next annual meeting of the Board of Directors and until their successors are elected. Any two officers may be combined in the same person as the Board of Directors may determine.

     3.2 REMOVAL OF OFFICERS: VACANCIES. Any officer of the Corporation may be removed summarily with or without cause, at any time, by the Board of Directors. Vacancies may be filled by the Board of Directors.

     3.3 DUTIES. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are prescribed by law or as from time to time shall be conferred by the Board of Directors.

ARTICLE IV

CAPITAL STOCK.

     4.1 CERTIFICATES. The shares of capital stock of the Corporation shall be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law.

ARTICLE V

MISCELLANEOUS PROVISIONS.

     5.1 SEAL. The seal of the Corporation shall consist of a flat-faced circular die, of which there may be any number of counterparts, on which there shall be engraved the word "Seal" and the name of the Corporation.

     5.2 FISCAL YEAR. The fiscal year of the Corporation shall end on the Saturday nearest December 31.

     5.3 AMENDMENT OF BYLAWS. Unless prescribed by the Articles of Incorporation, these Bylaws may be amended or altered at any meeting of the Board of Directors by affirmative vote of a majority of the number of Directors fixed by these Bylaws.